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                                   EXHIBIT 11

               STATEMENT OF THE COMPUTATION OF PER SHARE EARNINGS
                      IN ACCORDANCE WITH INSTRUCTION 4(g)




                                                 THREE MONTHS ENDED                     SIX MONTHS ENDED
                                         ------------------------------       --------------------------------
                                            9/29/96          10/01/95            9/29/96            10/01/95
                                         ------------     -------------       --------------     -------------
Primary earnings per share:

    Weighted average number
     of common shares outstanding           5,099,618         5,094,843            5,101,626          5,088,590


    Dilutive effect of stock
     option plan                            -     (a)         -     (a)            -     (a)          -     (a)
                                         ------------     -------------       --------------     --------------
                                            5,099,618         5,094,843            5,101,626          5,088,590
                                         ============     =============       ==============     ==============

    Net income                           $  1,521,000     $   1,194,000       $    3,349,000     $    2,755,000
                                         ============     =============       ==============     ==============

    Primary earnings per share           $       0.30     $        0.23       $         0.66     $         0.54
                                         ============     =============       ==============     ==============





(a) The inclusion of stock options in the calculation of primary earnings per share was either anti-dilutive or not material as per APB 15.





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